UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2011

ARCH CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Arch Chemicals, Inc. c/o Lonza America Inc. 90 Boroline Road Allendale, New Jersey 07401
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (201) 316-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the consummation of the Offer (as defined below), on October 20, 2011, Arch Chemicals, Inc. (the “Company”) terminated the Revolving Credit Agreement, dated as of May 13, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the lenders party thereto, Bank of America, N.A., as administrative agent, RBS Citizens, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association, as co-syndication agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Citizens, N.A., Wells Fargo Securities, LLC and U.S. Bank National Association, as joint lead arrangers and joint book managers.  The Credit Agreement provided the Company with a five year revolving credit facility in the amount of up to $375 million.  All amounts outstanding under the Credit Agreement were prepaid in conjunction with the termination (except for a letter of credit in the original face amount of approximately $2.9 million, which remains outstanding under a separate agreement with JPMorgan Chase Bank, N.A.), and no early termination penalties were incurred by the Company as a result of the termination.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed in the Current Report on Form 8-K filed with the SEC (as defined below) by the Company on July 11, 2011 (the “Prior Report”), on July 10, 2011 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lonza Group Ltd., a company organized under the laws of Switzerland (“Parent”), and LG Acquisition Corp., a Virginia corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), which was previously filed by the Company as Exhibit 2.1 to the Prior Report.

On October 20, 2011, pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of Parent.

The disclosure under Item 5.01 below is incorporated herein by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

The consummation of the Offer (as defined below) constituted a “Change in Control” under the Master Note Purchase Agreement, dated as of September 9, 2010 (as amended, supplemented or otherwise modified from time to time, the “Master Note Purchase Agreement”) by and among the Company and each of the purchasers party thereto pursuant to which the Company issued to the purchasers 4.00% Notes in the aggregate principal amount of $250 million.  Pursuant to the terms of the Master Note Purchase Agreement, the Company is required to offer to prepay all, but not less than all, of the 4.00% Notes held by each holder at a prepayment amount of 100% of the principal amount of the 4.00% Notes together with any interest accrued to the date of prepayment, but without any penalty or premium.  Such offer to prepay must be given by the Company to each holder within within five business days of such “Change in Control”, and payment to any holders that accept such offer must be made between thirty and sixty days after the date of such offer.

In addition, the consummation of the Offer (as defined below) constituted a “Change in Control” under the Note Purchase and Private Shelf Agreement, dated August 28, 2009 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among the Company, Prudential Investment Management, Inc. and each of the purchasers party thereto pursuant to which the Company issued to the purchasers 6.70% Notes in the aggregate principal amount of $75 million.  Pursuant to the terms of the Note Purchase Agreement, the Company is required to offer to prepay all, but not less than all, of the 6.70% Notes held by each holder at a prepayment amount of 100% of the principal amount of the 6.70% Notes together with any interest accrued to the date of prepayment, but without any penalty or premium.  Such offer to prepay must be given by the Company to each holder within within five business days of such “Change in Control”, and payment to any holders that accept such offer must be made between thirty and sixty days after the date of such offer.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continuing Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on October 20, 2011 of the closing of the Merger and requested that the NYSE effect a trading suspension of the shares of the Company’s common stock, par value $1.00 per share (“Company Common Stock”).  As a result, shares of Company Common Stock will cease trading on the NYSE, and the NYSE will file with the Securities and Exchange Commission (the “SEC”) a notification of removal from listing on Form 25 to report that the shares of Company Common Stock are no longer listed on the NYSE.

Item 3.03.	Material Modification to Rights of Security Holders.

The information contained in Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

As previously disclosed in the Prior Report, on July 10, 2011 the Company entered into the Merger Agreement with Parent and Merger Sub, pursuant to which Merger Sub launched a tender offer to purchase all of the outstanding shares of Company Common Stock for $47.20 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 15, 2011 and the related Letter of Transmittal (the “Offer”).  The Merger Agreement also provides that, among other things, following completion of the Offer, and subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company in accordance with the Virginia Stock Corporation Act of the Commonwealth of Virginia.

The initial offering period of the Offer (as previously extended, the “Initial Offering Period”) and the withdrawal rights expired at 12:00 midnight, New York City time, on October 14, 2011, at which time, based on the information provided to Parent by BNY Mellon Shareowner Services, the depositary for the Offer (the “Depository”), approximately 23,372,120 shares of Company Common Stock were validly tendered and not properly withdrawn prior to the expiration of the Initial Offering Period, including 2,703,910  shares of Company Common Stock subject to guaranteed delivery procedures. Merger Sub accepted all validly tendered and not properly withdrawn shares of Company Common Stock for payment. The shares of Company Common Stock that were validly tendered and not properly withdrawn represented approximately 91.9% percent of the Company’s outstanding shares.  On October 17, 2011, Merger Sub commenced a subsequent offering period (the “Subsequent Offering Period”) in connection with the Offer for all remaining shares of Company Common Stock to permit shareholders who have not yet tendered their shares the opportunity to do so. The Subsequent Offering Period expired at 12:00 midnight, New York City time, on Wednesday, October 19, 2011, at which time, based on the information provided to Parent by the Depository, an additional 1,023,756 shares of Company Common Stock were validly tendered prior to the expiration of the Subsequent Offering Period.

On October 20, 2011, following the expiration of the Subsequent Offering Period, Parent  paid for the shares validly tendered  in the Offer and caused the consummation of the Merger in accordance with the terms of the Merger Agreement.  Because Merger Sub owned more than 90% of the outstanding shares of Company Common Stock following the expiration of the Subsequent Offering Period, Parent and Merger Sub effected the Merger as a “short form” merger without the need for a meeting or vote of the Company’s shareholders, as permitted by Virginia law.  As contemplated by the Merger Agreement, at the effective time of the Merger on October 20, 2010 (the “Effective Time”), each share of Company Common Stock not tendered in the Offer and outstanding immediately prior to the Effective Time (other than shares owned by the Company’s subsidiaries or by Parent, Merger Sub or any of their respective subsidiaries) was converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to $47.20 per share of Company Common Stock.

Parent provided Merger Sub with sufficient funds to purchase all shares of Company Common Stock that were validly tendered in the Offer and not properly withdrawn and provided funding for the Merger.

As a result of the consummation of the Merger and the removal from listing of the Company Common Stock from the NYSE, the Company intends to file with the SEC a certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting the deregistration of the Company Common Stock and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

For information regarding changes with respect to the directors of the Company, please see Item 5.02 of this Current Report on Form 8-K, which is incorporated by reference into this Item 5.01.

The other information required by Item 5.01(a) of Form 8-K is contained in (i) the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, originally filed with the SEC on July 15, 2011, including the Information Statement comprising Annex I thereto, as subsequently amended, and (ii) the Tender Offer Statement on Schedule TO, originally filed by Merger Sub and Parent with the SEC on July 15, 2011, as subsequently amended, and such information is incorporated herein by reference

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to the Prior Report, which is incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following changes to the Company’s board of directors were effected in accordance with the Merger Agreement.  Michael E. Campbell, David Lilley, William H. Powell, Janice J. Teal and Douglas J. Wetmore tendered their resignations as directors of the Company effective as of Merger Sub’s acceptance for payment of all shares of Company Common Stock tendered in the Initial Offering Period.  On October 17, 2011, Joseph Colleluori, Marc Funk, Scott Waldman, Anthony Branciforte and Bradley Luria were appointed unanimously by the remaining directors as directors of the Company.  Thereafter, Richard E. Cavanagh and Daniel S. Sanders tendered their resignations as directors of the Company effective as of the effective time of the Merger.

Ms. Teal and Messrs. Wetmore and Lilley were members of the Company’s Audit Committee.  Messrs. Sanders, Cavanagh and Powell were members of the Company’s Compensation Committee.  Ms. Teal and Messrs. Cavanagh, Lilley, Powell, Sanders, and Wetmore were members of the Company’s Corporate Governance Committee.

On October 20, 2011, the following officers of the Company were removed, as contemplated by the parties to the Merger Agreement, from their respective offices: Michael E. Campbell, Joseph H. Shaulson, Luis Fernandez-Moreno, Steven C. Giuliano and Sarah A. O’Connor.  On that same date, Jeanne Thoma, Alexander Hoy, Scott Waldman, Bradley Luria and Anthony Branciforte, Jr. were elected as officers of the Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As required by the Merger Agreement, following the consummation of the Merger, the articles of incorporation of the Company will be amended and restated to be in the form of the articles of incorporation of Merger Sub immediately prior to the Merger and the by-laws of the Company will be amended and restated to be in the form of the by-laws of Merger Sub immediately prior to the Merger.

Copies of the forms of  amended and restated articles of incorporation and by-laws of the Company are attached hereto as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits

(d)                 Exhibits.

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of July 10, 2011, among Lonza Group Ltd., LG Acquisition Corp. and Arch Chemicals, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2011)

3.1	Form of Second Amended and Restated Articles of Incorporation of Arch Chemicals, Inc.

3.2	Form of Amended and Restated Bylaws of Arch Chemicals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arch Chemicals, Inc.

By:	/s/ Scott Waldman
Name: Scott Waldman
Title: Vice President and Secretary

Dated:  October 20, 2011